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                                                                     Exhibit 4.4

                                    Addendum

Employer:  NetEase.com, Inc.
Employee:  William Ding

The above parties have agreed that with effect from May 1, 2003, the remuneration a set out in paragraph 4(a) of the original employment agreement (the Agreement) dated August 12, 1999 will be lowered to Rmb1,000. All other terms in the Agreement remain unchanged.

/s/William Ding                         /s/Denny Lee
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William Ding                            For and on behalf of NetEase.com, Inc.